EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Comtech Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-144326) on Form S-8 of Comtech Group, Inc. of our reports dated March 14, 2008, with respect to the consolidated balance sheets of Comtech Group, Inc. and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Comtech Group, Inc. and to the reference to our firm under the heading “Selected Financial Data” in the annual report.

Our report dated March 14, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph which states that the Company acquired Keen Awards Limited (the “Acquired Company”) on August 1, 2007, and management excluded from its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2007 the Acquired Company’s internal control over financial reporting associated with total assets representing approximately 4% of total consolidated assets and less than 4% of consolidated net sales of the Company as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Company.

KPMG

Hong Kong, China

March 14, 2008